Exhibit 23(a)
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Citigroup Inc.:
We consent to the incorporation by reference of our report dated February 26, 2010, except as to Notes 4, 7, 19, and 23, which are as of June 25, 2010, in the Post-Effective Amendment No. 1 to the registration statement (Registration No. 333-157386) on Form S-3 (the “Registration Statement”) of Citigroup Funding Inc. and Citigroup Inc., with respect to the consolidated balance sheets of Citigroup Inc. and subsidiaries (“Citigroup”) as of December 31, 2009 and 2008, the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2009, and the related consolidated balance sheets of Citibank, N.A. and subsidiaries as of December 31, 2009 and 2008. We also consent to the incorporation by reference of our report dated February 26, 2010 with respect to the effectiveness of Citigroup’s internal control over financial reporting as of December 31, 2009, and to the reference to our firm under the heading “Experts” in the Registration Statement. The aforementioned report with respect to the consolidated financial statements of Citigroup refers to changes, in 2009, in Citigroup’s methods of accounting for other-than-temporary impairments on investment securities, business combinations, noncontrolling interests in subsidiaries, and earnings per share.
/s/ KPMG LLP
New York, New York
February 11, 2011